Exhibit 99.1

Polymer Group, Inc.

9335 Harris Corners Pkwy.

Suite 300

Charlotte, NC 28269

www.polymergroupinc.com

704-697-5100

Polymer Group, Inc. Postpones Proposed Public Offering of Class A
Common Stock

For Immediate Release

November 5, 2007

Charlotte, N.C. — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) announced today that the company, and selling stockholders consisting primarily of MatlinPatterson Global Opportunities Partners, L.P. and certain of its affiliates (MatlinPatterson), would postpone their proposed public offering of Class A Common Stock.  Polymer Group and MatlinPatterson cited poor market conditions as the reason for the decision.

“Our decision to postpone the offering at this time is primarily due to volatile market conditions that do not provide for the right environment to maximize shareholder value through our intended initiatives.  We will continue to monitor the financial markets for future opportunities to move forward with our planned sale of shares,” said Veronica (Ronee) M. Hagen, chief executive officer of Polymer Group, Inc.

In addition, the company announced that its Class A Common Stock will not be listed on the New York Stock Exchange and will continue to trade under its current ticker symbol.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 19 manufacturing and converting facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; achievement of objectives for strategic acquisitions and dispositions; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on changes to an underlying index; inability to achieve successful start-up of new production lines; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Vice President — Strategic Planning & Communication
(704) 697-5186
normand@pginw.com